UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
     Cox, Sr., Joel M.
     229 Stillwater Court
     Marco Island, FL 34145
     USA
2. Issuer Name and Ticker or Trading Symbol
     Citizens Community Bancorp, Inc.
     CCBI
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
Chairman of the Board of the Bank

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock,              |3/27  |  X | |    12,810        | A |     4.50  |       58,730      |  I   |    Spouse                 |
  Par Value $.01           |1998  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants              |  4.50  |  3/27 |X | |  10,000   | D | 2/7 | 6/16| Common Stock 10,000|  4.50 |      0     | - |      -     |
                      |        |  1998 |  | |           |   |1996 | 1998|                    |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |  4.50  |  3/27 |X | |     110   | D |10/16| 6/16|                 110|  4.50 |      0     | - |      -     |
                      |        |  1998 |  | |           |   |1996 | 1998|                    |       |            |   |            |
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                      |  4.50  |  3/27 |X | |   2,700   | D |10/22| 6/16|               2,700|  4.50 |      0     | - |      -     |
                      |        |  1998 |  | |           |   |1997 | 1998|                    |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:



                                         /S/ Joel M. Cox, Sr.            3/25/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date